Exhibit 3.2

FORM OF

EIGHTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CLEAR STREET GROUP INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Clear Street Group Inc., a corporation organized and existing to conduct the business and to promote the purposes hereinafter stated under the provisions and subject to the requirements of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that:

1. The name of this corporation is Clear Street Group Inc. (the “Corporation”). The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 29, 2020. The Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 23, 2021. The Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 2, 2021. The Third Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 20, 2021. The Fourth Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 9, 2022. The Fifth Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 13, 2022. The Sixth Amended and Restated Certificate of Incorporation was filed with the Secretary of the State of Delaware on October 7, 2022, and was subsequently amended by the First Amendment to the Sixth Amended and Restated Certificate of Incorporation filed with the Secretary of the State of Delaware on January 11, 2023, the Second Amendment to the Sixth Amended and Restated Certificate of Incorporation filed with the Secretary of the State of Delaware on February 24, 2023, the Third Amendment to the Sixth Amended and Restated Certificate of Incorporation filed with the Secretary of the State of Delaware on April 17, 2023 and the Fourth Amendment to the Sixth Amended and Restated Certificate of Incorporation filed with the Secretary of the State of Delaware on December 28, 2023. The Seventh Amended and Restated Certificate of Incorporation was filed with the Secretary of the State of Delaware on December 18, 2025, and was subsequently amended by the First Amendment to the Seventh Amended and Restated Certificate of Incorporation on January 15, 2026.

2. This Eighth Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) was duly adopted in accordance with Sections 242 and 245 of the DGCL, and restates, integrates, and further amends the provisions of the Corporation’s Certificate of Incorporation as in effect prior to the effectiveness hereof.

The text of the Seventh Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

ARTICLE 1

REGISTERED OFFICE AND AGENT

The address of its registered office of the Corporation in the State of Delaware is 800 North State Street, Suite 304, city of Dover, County of Kent, Delaware, 19901. The name of its registered agent at such address is United Corporate Services, Inc.

ARTICLE 2

PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE 3

CAPITAL STOCK

1.

Authorized Shares. The total number of shares of stock that the Corporation shall have authority to issue is [    ], consisting of (a) [    ] shares of Class A Common Stock, par value $0.00001 per share (the “Class A Common Stock”), (b) [    ] shares of Class B Common Stock, par value $0.00001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”) and (c) [    ] shares of Preferred Stock, par value $0.00001 per share (the “Preferred Stock”), which such authorized amount of Preferred Stock shall include [    ] shares of Series A Perpetual Preferred Stock, par value $0.00001 per share (the “Series A Preferred Stock”). Immediately upon the filing and effectiveness of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), each share of the Corporation’s Common Stock that is issued and outstanding or held as treasury stock immediately prior to the Effective Time shall, automatically and without any further action by any stockholder, be subdivided and reclassified into [    ] validly issued, fully paid and non-assessable shares of Common Stock, without any further action by the Corporation or the holder thereof (the “Stock Split”). Each certificate that immediately prior to the Effective Time represented shares of Common Stock shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by such certificate shall have been subdivided and reclassified pursuant to the Stock Split. No fractional share shall be issued in connection with the Stock Split. The Corporation shall issue and deliver one full share of post- Stock Split Common Stock or Preferred Stock to any stockholder (other than with respect to shares held by the Corporation as treasury stock) who would have been entitled to receive a fractional share of Common Stock or Preferred Stock, respectively, as a result of the Stock Split, in lieu of receiving such fractional share.

2.	Common Stock. The rights, powers, preferences, privileges, restrictions and other matters relating to the Common Stock are as follows:

(a) Identical Rights.

(i) Except as otherwise provided in this Certificate of Incorporation or required by applicable law, shares of Class A Common Stock and Class B Common Stock shall have the same rights and powers, share ratably and be identical in all respects as to all matters, including as to dividends and distributions, and any liquidation, dissolution or winding up of the Corporation.

(ii) If the Corporation in any manner reclassifies, subdivides or combines the outstanding shares of Class A Common Stock or Class B Common Stock, then the outstanding shares of all Common Stock will concurrently therewith be proportionately reclassified, subdivided or combined in a manner that maintains the same proportionate equity ownership and relative voting rights between the outstanding shares of Class A Common Stock and the outstanding shares of Class B Common Stock on the record date for such reclassification, subdivision or combination; provided, however, that, notwithstanding anything in this Certificate of Incorporation to the contrary, shares of one such class may be reclassified, subdivided or combined in a different or disproportionate manner if such reclassification, subdivision or combination is approved by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting as a separate class.

(b) Voting.

(i) (A) Each holder of Class A Common Stock, as such, shall be entitled to one vote for each share of Class A Common Stock held of record by such holder, and (B) each holder of Class B Common Stock, as such, shall be entitled to ten votes for each share of Class B Common Stock held of record by such holder, in each case, on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

(ii) The number of authorized shares of any class of capital stock of the Corporation may be increased or decreased by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of any certificate of designations). Notwithstanding the immediately preceding sentence, the number of authorized shares of any particular class may not be decreased below the number of shares of such class then outstanding, plus in the case of Class A Common Stock, the number of shares of Class A Common Stock issuable in connection with the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for Class A Common Stock.

(iii) Except as required by law or in this Certificate of Incorporation, the holders of Class A Common Stock and Class B Common Stock shall vote together as a single class and not as separate classes on any matter submitted to a vote of, or required to be voted on by, holders of Common Stock.

(iv) There shall be no cumulative voting.

(c) Dividends and Distributions.

(i) Subject to the prior rights of holders of any classes and series of stock at the time outstanding having prior rights as to dividends, the holders of Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

(ii) Any dividends paid to the holders of shares of Common Stock shall be paid pro rata to the holders of Common Stock ratably on an equal priority, pari passu basis among the holders of Common Stock as a single class; provided, however, that (i) dividends payable in shares of Class A Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be) may be declared and paid to the holders of Class A Common Stock without the same dividend being declared and paid to the holders of Class B Common Stock if, and only if, a dividend payable in shares of Class B Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be), are declared and paid to the holders of Class B Common Stock at the same rate and with the same record date and payment date, (ii) dividends payable in shares of Class B Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be) may be declared and paid to the holders of Class B Common Stock without the same dividend being declared and paid to the holders of Class A Common Stock if, and only if, a dividend payable in shares of Class A Common Stock (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be) are declared and paid to the holders of Class A Common Stock at the same rate and with the same record date and payment date and (iii) dividends payable in shares of any other class or series of securities of the Corporation or any other Person (or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be) may be declared and paid to the holders of shares of Common Stock on a different or disproportionate basis if the only differences are in voting power and such other differences that are substantially equivalent (as determined by the Board of Directors) to the relative designations, preferences, qualifications, privileges, limitations, restrictions and rights. Furthermore, the Board of Directors may pay a different or disproportionate dividend per share of Class A Common Stock or Class B Common Stock (whether in the amount of such dividend payable per share, the form in which such dividend is payable, the timing of the payment, or otherwise) that would otherwise be prohibited by the immediately preceding sentence, if such different or disproportionate dividend is approved by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting as a separate class; provided that (A) the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Class A Common Stock shall only be required if such disproportionate dividend per share of Class A Common Stock adversely affects the holders of Class A Common Stock and (B) the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Class B Common Stock shall only be required if such disproportionate dividend per share of Class B Common Stock adversely affects the holders of Class B Common Stock;

(d) Liquidation. In the event of a Liquidation Event, subject to the rights of any Preferred Stock that may then be outstanding (including without limitation the rights set forth in Article 3, Section 3(b)(i) with respect to the Series A Perpetual Preferred Stock), the assets of the Corporation legally available for distribution to stockholders shall be distributed to the holders of Common Stock ratably on an equal priority, pari passu basis among the holders of Common Stock as a single class, unless different or disproportionate treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting as a separate class.

(e) Merger, Consolidation or Other Transaction.

(i) In the case of any distribution or payment in respect of the shares of Common Stock, or any payment or delivery of any consideration into which such shares are converted or exchanged, in each case upon any merger, consolidation or conversion of the Corporation with or into any other entity, or any other transaction having an effect on stockholders substantially similar to that resulting from a merger, consolidation or conversion of the Corporation with or into any other entity, such distribution, payment, or consideration that the holders of shares of Common Stock have the right to receive, or the right to elect to receive, shall be made ratably on an equal priority, pari passu basis among the holders of Common Stock as a single class; provided, however, that any or all of such shares of any or all of such classes may (but shall not be required to) receive, or have the right to elect to receive, different or disproportionate consideration in connection with any such merger, consolidation, conversion or other transaction if (x) in the case of any such distribution, payment or consideration in the form of securities, the only differences are in voting power and such other differences that are substantially equivalent (as determined by the Board of Directors) to the relative designations, preferences, qualifications, privileges, limitations, restrictions and rights of Class A Common Stock and Class B Common Stock or (y) such merger, consolidation, conversion or other transaction is approved by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting as a separate class.

(ii) For the avoidance of doubt, any distribution, payment or consideration for purposes of this Article 3, Section (b)(ii)(5) shall not be deemed to include (y) any amount or consideration to be paid to or received by a holder of Common Stock pursuant to any indemnification, employment, consulting, severance or similar services arrangement, whether or not entered into in connection with a transaction described in Article 4, Section (b)(ii)(5), or (z) a negotiated agreement between a holder of Common Stock with any counterparty (or Affiliate thereof) to a transaction described in Article 4, Section (b)(ii)(5) wherein such holder is contributing, selling, transferring or otherwise disposing of shares of the Corporation’s capital stock to such counterparty (or Affiliate thereof) as part of a “rollover” or similar transaction that is in connection with such transaction.

(iii) Conversion of Class B Common Stock.

(1) Optional Conversion of Class B Common Stock. At the option of the holder thereof, each share of Class B Common Stock shall be convertible, at any time or from time to time, into one (1) fully paid and nonassessable share of Class A Common Stock. Each holder of Class B Common Stock who elects to convert any share of Class B Common Stock into a share of Class A Common Stock shall surrender the certificate or certificates therefor (if any), duly endorsed, at the office of the Corporation or any transfer agent for Class B Common Stock, or notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Class B Common Stock being converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of shares of Class B Common Stock to be converted to the Corporation or its transfer agent or, in the case of lost, stolen or destroyed certificates, on the date of delivery to the Corporation or its transfer agent of such notice of such conversion (accompanied by such notice that such certificates have been lost, stolen or destroyed), and the Person entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class A Common Stock at such time. Each share of Class B Common Stock that is converted pursuant to this Section 2(e)(iii)(1) shall be retired by the corporation and shall not be available for reissuance.

(2) Automatic Conversion of Class B Common Stock Upon Transfer. Each share of Class B Common Stock shall automatically convert into one fully paid and nonassessable share of Class A Common Stock upon a Transfer, other than a Permitted Transfer, of such share of Class B Common Stock. Such conversion shall occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares (if any) are surrendered to the Corporation or its transfer agent. Each share of Class B Common Stock that is converted pursuant to this Section 2(e)(iii)(2) shall be retired by the corporation and shall not be available for reissuance.

(3) Final Conversion of Class B Common Stock. On the Final Conversion Date, each share of Class B Common Stock shall automatically be converted into one (1) fully paid and nonassessable share of Class A Common Stock. Such conversion shall occur automatically, without the need for any further action by the holders of such shares and whether or not the certificates representing such shares (if any) are surrendered to the Corporation or its transfer agent. Following such conversion, the reissuance of any shares of Class B Common Stock shall be prohibited, and the Corporation shall take all necessary action to retire each share of Class B Common Stock in accordance with

Section 243 of the DGCL, including filing a certificate of retirement with the Secretary of State of the State of Delaware required thereby, and upon the effectiveness of such certificate of retirement, it shall have the effect of reducing the number of authorized shares of Class B Common Stock and, if all shares of Class B Common Stock were previously issued, eliminating all references to Class B Common Stock in this Certificate of Incorporation.

(4) Policies and Procedures. The Corporation may, from time to time, establish such policies and procedures relating to the conversion of the Class B Common Stock to Class A Common Stock and the general administration of this multi-class stock structure, including the issuance of stock certificates (or the establishment of book-entry positions) with respect thereto, as it may deem reasonably necessary or advisable. If the Corporation has reason to believe that a Transfer that is not a Permitted Transfer has occurred, the Corporation may request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify that a conversion to Class A Common Stock has not occurred, and if such holder does not within ten (10) days after the date of such request furnish sufficient evidence to the Corporation (in the manner provided in the request) to enable the Corporation to determine that no such conversion has occurred, any such shares of Class B Common Stock, to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock and the same shall thereupon be registered on the books and records of the Corporation. A determination by the Corporation, acting reasonably, as to whether or not a Transfer or a Permitted Transfer has occurred or results in a conversion to Class A Common Stock shall be conclusive and binding.

(5) Immediate Effect. Upon any conversion of Class B Common Stock to Class A Common Stock in accordance with this Certificate of Incorporation, all rights of the holder of shares of Class B Common Stock shall cease and the person or persons in whose names or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock.

(6) Reservation of Shares. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock, as applicable, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such numbers of shares as shall be sufficient for such purpose.

(iv) Class B Protective Provisions. So long as any shares of Class B Common Stock remain outstanding, the Corporation shall not, without the approval by vote or consent in writing or in an electronic transmission of the holders of a majority of the Class B Common Stock then outstanding, voting separately as class, directly or indirectly, or whether by amendment, or through merger, recapitalization, consolidation or otherwise:

(1) amend, alter, or repeal any provision of this Certificate of Incorporation or the Bylaws in a way that modifies the voting, conversion, transfer or other powers, preferences, or other special rights or privileges, or restrictions of the Class B Common Stock;

(2) authorize or create (by reclassification or otherwise) or issue any series of Common Stock with rights as to dividends or liquidation payments that are senior to those of the Class B Common Stock;

(3) authorize, or issue any shares of, any class or series of capital stock of the Corporation other than Class B Common Stock having the right to more than one (1) vote for each share thereof;

(4) issue any shares of Class B Common Stock; or

(5) increase or decrease the number of authorized shares of Class B Common Stock.

3.	Preferred Stock.

(a) General. The Board of Directors is hereby empowered, without any action or vote by the Corporation’s stockholders (except as may otherwise be provided by the terms of any class or series of Preferred Stock then outstanding), to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of Preferred Stock and to fix such voting powers, full or limited, or no voting powers, and such designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of Preferred Stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by the DGCL as shall be set forth in this Certificate of Incorporation or a certificate of designations adopted by the Board of Directors and filed in accordance with the DGCL.

(b) Series A Perpetual Preferred Stock.

(i) Liquidation. In the event of a Liquidation Event, the holders of shares of Series A Perpetual Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, and in the event of a Deemed Liquidation Event, the holders of shares of Series A Perpetual Preferred Stock then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event or out of the Available Proceeds, on a pari passu basis, (x) subsequent and subordinate to any distribution or payment of any liquidation preference payable to any other class or series of Preferred Stock designated by this Certificate of Incorporation as senior in interest to the Series A Perpetual Preferred Stock with respect to liquidation preference (“Senior Preferred”) and (y) prior to and in preference to any distribution or payment to the holders of Common Stock or any other class or series of Preferred Stock designated by this Certificate of Incorporation as junior in interest to the Series A Perpetual Preferred Stock with respect to liquidation preference (“Junior Preferred”), by reason of their ownership thereof, an amount per share equal to the sum of (i) $25.00 per share, plus (ii) an amount equal in cash to all accrued and unpaid dividends to the date of payment for the then-current Dividend Period (the amount payable in respect of the Series A Perpetual Preferred Stock pursuant to this sentence is hereinafter referred to as the “Series A Liquidation Amount”). If upon the occurrence of a liquidation, dissolution or winding up of the Corporation or Liquidation Event, the assets and funds to be distributed among the holders of the Series A Perpetual Preferred Stock in accordance with the foregoing and the assets and funds to be distributed among holders of any other class or series of Preferred Stock designated by this Certificate of Incorporation as on a pari passu basis with the Series A Perpetual Preferred Stock with respect to liquidation preference (“Pari Passu Preferred”) are insufficient to permit the payment to such holders of the full preferential amount as provided in the first sentence of this clause (i), then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Perpetual Preferred Stock and any such Pari Passu Preferred Stock in proportion to the relative preferential amounts each such holder would be otherwise entitled to receive in accordance with such first sentence of this clause (i).

(ii) Dividends.

(1) The record holders of then outstanding shares of Series A Perpetual Preferred Stock as of the applicable record dates shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on January 30, April 30, July 30, and October 30 of each year (the “Dividend Payment Dates”), commencing on January 30, 2022, payable in preference and priority to any payment of any dividend on Common Stock, at the rate of seven percent (7%) per annum from the date of issuance up to, but excluding October 30, 2026 (the “First Reset Date”) and thereafter, at the rate equal to the sum of (i) the Five-Year Treasury Rate as of the most recent Reset Date and (ii) six percent (6%) per annum (the “Reset Dividend Rate”) during each Reset Period (as defined below) from, and including the First Reset Date, in each case calculated as the applicable percentage of $25.00 per share of Series A Perpetual Preferred Stock held by such record holder. The “Reset Date” shall mean the First Reset Date and each date falling on the fifth anniversary of the preceding Reset Date. The “Reset Period” shall mean the period from and including the First Reset Date to, but excluding, the next following Reset Date, and thereafter each period from and including each Reset Date to, but excluding, the next following Reset Date.

(2) So long as any shares of Series A Perpetual Preferred Stock remain outstanding, no dividend or distribution shall be declared, paid or set aside for payment, and no distribution may be declared or made or set aside for payment, on any class or series of capital stock of the Corporation now or hereafter authorized, issued, or outstanding that, by its terms, does not expressly provide that such class or series ranks pari passu with, or senior to, the Series A Perpetual Preferred Stock as to dividends and liquidation preference (“Series A Junior Securities”), other than (i) a dividend payable solely in Series A Junior Securities or (ii) any dividend in connection with the implementation of a stockholders’ rights plan, or the issuance of rights, stock, or other property under any such plan, or the redemption or repurchase of any rights under any such plan, unless all accrued and unpaid dividends as of such date have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside.

(3) Whenever dividends on any shares of Series A Perpetual Preferred Stock are in arrears for six or more periods from and including a Dividend Payment Date to, but excluding, the next succeeding Dividend Payment Date or any earlier redemption date (each, a “Dividend Period”) whether or not consecutive (a “Nonpayment Event”), the authorized number of directors of the Corporation shall be increased by two and the holders of record of shares of Series A Perpetual Preferred Stock (along with holders of any outstanding Series A Parity Securities (as hereinafter defined) having voting rights on parity with the voting rights provided to the Series A Perpetual Preferred Stock (together, the “Special Voting Preferred Stock”), voting together as a class based on respective liquidation preferences) shall have the right to elect two directors (the “Series A Preferred Directors” and each, a “Series A Preferred Director”) to fill such newly created directorships; provided, however, that at no time shall the Board include more than two Series A Preferred Directors; provided further that the election of any such Series A Preferred Directors may not cause the Corporation to violate any corporate governance requirement of any exchange on which the Corporation’s securities may be listed. At the request of any holder of shares of Series A Perpetual Preferred Stock, unless the Corporation elects to have such action be taken by consent in writing or in an electronic transmission, a special meeting of the holders of shares of Special Voting Preferred Stock shall be called by the Corporation for the election of the Series A Preferred Directors; provided, however, that if such request for a special meeting is received less than 90 days before the date fixed for the next annual or special meeting of the Corporation’s stockholders, such election of Series A Preferred Directors shall be held at such next annual or special meeting of stockholders, followed by such election of such Series A Preferred Directors at each subsequent annual meeting of stockholders until such time as there is no longer a Nonpayment Event, except as provided by law, subject to re-vesting in the event of each and every subsequent Nonpayment Event.

(4) If and when there is no longer a Nonpayment Event, the right of the holders of shares of Special Voting Preferred Stock to elect the Series A Preferred Directors shall cease (but subject in any case to re-vesting of such voting rights in the case of each and every subsequent Nonpayment Event), and the Series A Preferred Directors shall cease to be qualified as directors, the holders of Series A Perpetual Preferred Stock and any Special Voting Preferred Stock shall be deemed to have removed the Series A Preferred Directors, the term of office of all Series A Preferred Directors then in office shall terminate immediately, and the Corporation’s authorized number of directors shall be automatically reduced by the number of newly created directorships created pursuant to the preceding paragraph.

Any Series A Preferred Director may be removed at any time (i) with cause in accordance with applicable law or (ii) with or without cause, by the holders of a majority of the outstanding shares of Special Voting Preferred Stock then outstanding, voting together as a class based on respective liquidation preferences), given either at a special meeting of such stockholders duly called for that purpose or pursuant to a consent in writing or in an electronic transmission. If the holders of a majority of the outstanding shares of Special Voting Preferred Stock fail to elect a sufficient number of directors to fill the directorships for which they are entitled to elect directors, pursuant to this Section 3(b)(ii)(4), then any directorship not so filled shall remain vacant until such time as the holders of the Special Voting Preferred Stock elect a person to fill such directorship by vote or consent in writing or in an electronic transmission in lieu of a meeting, and no such directorship may be filled by stockholders of the Corporation other than the holders of the Special Voting Preferred Stock voting exclusively and as a separate class unless the office of any Series A Preferred Director becomes vacant for any reason other than removal from office and the other Series A Preferred Director remains in office, then the remaining Series A Preferred Director may choose, by means of consent in writing or in an electronic transmission, a successor who shall hold office for the unexpired term in respect of which such vacancy occurred; provided that the filling of any such vacancy may not cause the Corporation to violate any corporate governance requirement of any exchange on which the Corporation’s securities may be listed. The Series A Preferred Directors shall each be entitled to one vote per director on any matter on which directors of the Corporation are entitled to vote.

(5) The Board will take such actions as may be necessary to effectuate the intent of this Section 3(b)(ii)(5) in accordance with this Certificate of Incorporation and the Corporation’s Amended and Restated Bylaws (the “Bylaws”). The rules and procedures for calling and conducting any meeting of the holders of Series A Perpetual Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of consent in writing or in an electronic transmissions, and any other aspect or matter with regard to such meeting or such consents shall be governed by any rules that the Board or any duly authorized committee of the Board, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of this Certificate of Incorporation (as then in effect), the Bylaws (as then in effect), and applicable law and the rules of any national securities exchange on which the Series A Perpetual Preferred Stock is listed or traded at the time.

(iii) Voting Rights and Conversion Rights. The Series A Perpetual Preferred Stock shall have no voting rights (other than those provided below) and shall not be convertible into Class A Common Stock.

(1) Each holder of record of Series A Perpetual Preferred Stock shall be entitled to one (1) vote for each share of Series A Perpetual Preferred Stock held of record by such holder on all matters on which stockholders generally are entitled to vote or holders of Series A Perpetual Preferred Stock as a separate class are entitled to vote, including the election or removal of directors (whether voting separately as a class or together with one or more other classes of the Corporation’s capital stock).

(2) So long as any shares of the Series A Perpetual Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all of the shares of Series A Perpetual Preferred Stock at the time outstanding, voting separately as a class, shall be required to amend, alter, or repeal the provisions of this Certificate, whether by merger, consolidation, or otherwise, so as to materially and adversely affect the powers, preferences, privileges, or rights of the Series A Perpetual Preferred Stock, taken as a whole; provided, however, that any amendment to authorize, create, or issue, or increase any class or series of capital stock of the Corporation, or any securities convertible into or exchangeable for such capital stock, will not be deemed to materially and adversely affect the powers, preferences, privileges, or rights of the Series A Perpetual Preferred Stock.

(iv) The foregoing voting provision will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required is effected, all outstanding shares of Series A Perpetual Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by the Corporation for the benefit of the holders of Series A Perpetual Preferred Stock to effect such redemption.

(v) Optional Redemption of Series A Perpetual Preferred Stock. Except as set forth below, the Series A Perpetual Preferred Stock is not redeemable prior to the First Reset Date. Notwithstanding the foregoing, the Corporation is entitled, at its option, to redeem the Series A Perpetual Preferred Stock, in whole or in part, (i) in connection with a Change of Control Transaction occurring prior to the First Reset Date

(“Series A Change of Control Redemption”), or (ii) on any Dividend Payment Date on or after the First Reset Date (“Ordinary Series A Redemption”). The redemption price in connection with a Series A Change of Control Redemption shall be $25.50 per share of Series A Perpetual Preferred Stock and the redemption price in connection with an Ordinary Series A Redemption shall be $25.00 per share, plus, in each of the foregoing cases, accrued but unpaid, whether declared or undeclared, dividends for the period ending on the date immediately preceding the date of redemption. Shares of Series A Perpetual Preferred Stock which are redeemed as provided herein shall not be reissued.

ARTICLE 4

BYLAWS

In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws. The stockholders entitled to vote shall also have the power to make, alter, amend or repeal the Bylaws. Prior to the Trigger Date such adoption, amendment or repeal of the Bylaws of the corporation by the stockholders shall require the affirmative vote of a majority in voting power of all of the then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class. From and after the Trigger Date, in addition to any other vote otherwise required by law, the affirmative vote of the holders of sixty six and two-thirds percent (66 2/3%) of the total combined voting power of the outstanding Common Stock entitled to vote generally in the election of Directors, voting together as a single class, shall be required to make, alter, amend or repeal the Bylaws.

ARTICLE 5

BOARD OF DIRECTORS

1.

Power of the Board of Directors; Number of Directors. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors. Before the Trigger Date, the Board of Directors will consist of a single class of Directors each elected annually at the annual meeting of stockholders. Subject to the rights of the holders of any series of Preferred Stock then outstanding (including the rights set forth in Article 3, Section 3(b)(ii)(3) with respect to the Series A Preferred Director), the total number of Directors shall be fixed exclusively by the Board of Directors; provided, however, that before the Trigger Date, stockholders may also fix the number of Directors by resolution adopted by the stockholders by consent in writing or in an electronic transmission in lieu of a meeting.

2.

Classified Board of Directors. From and after the Trigger Date, the Board of Directors shall be divided into three (3) classes, as nearly equal in number as reasonably practicable, designated Class I, Class II and Class III. Class I Directors shall initially serve until the first annual meeting of stockholders following the Trigger Date; Class II Directors shall initially serve until the second annual meeting of stockholders following the Trigger Date; and Class III Directors shall initially serve until the third annual meeting of stockholders following the Trigger Date. Immediately following the Trigger Date, the Board of Directors is authorized to designate the Directors then in office as Class I Directors, Class II Directors or Class III Directors. Commencing with the first annual meeting of stockholders following the Trigger Date and for each annual meeting of stockholders thereafter, Directors of the class the term of which shall then expire shall be elected to hold office for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such Directors were elected. In the event of any change in the number of Directors, the Board of Directors shall apportion any newly created directorships among, or reduce the number of directorships in, such class or classes as shall equalize, as nearly as reasonably practicable, the number of Directors in each class. In no event will a decrease in the number of Directors shorten the term of any incumbent director. There shall be no cumulative voting in the election of directors. Election of directors need not be by written ballot unless the Bylaws so provide.

3.

Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding (including the rights set forth in Article 3, Section 3(b)(ii)(3) with respect to the Series A Perpetual Preferred Stock), newly created directorships resulting from any increase in the authorized number of Directors or any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal from office or other cause shall be filled only by the affirmative vote of a majority of the Directors then in office, even if less than a quorum of the Board of Directors or by a sole remaining director; provided, however, that before the Trigger Date, vacancies may also be filled by the stockholders by the affirmative vote of the holders of a majority of the total combined voting power of the outstanding Common Stock entitled to vote generally in the election of Directors, voting together as a single class. If there are no Directors in office, then an election of Directors may be held in accordance with the DGCL. Any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be duly elected and qualified or until such director’s earlier death, disqualification, resignation or removal. No decrease in the number of Directors shall shorten the term of any director then in office.

4.

Removal. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director or the entire Board of Directors may be removed from office at any time, but only for cause, by the affirmative vote of the holders of sixty six and two-thirds percent (66 2/3%) of the total combined voting power of the outstanding Common Stock entitled to vote generally in the election of Directors, voting together as a single class; provided, however, that before the Trigger Date, any director may be removed with or without cause by affirmative vote of the holders of a majority of the total combined voting power of the outstanding Common Stock entitled to vote generally in the election of Directors, voting together as a single class.

5.

Preferred Stock Directors. Notwithstanding anything else contained herein, whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors (including, without limitation, the rights set forth in Article 3, Section 3(b)(ii)(3)), the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) and such directors so elected shall not be subject to the provisions of this Article 5 unless otherwise provided therein.

ARTICLE 6

MEETINGS OF STOCKHOLDERS

1.

Annual Meetings. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at such place, on such date, and at such time as the Board of Directors (or its designee) shall determine.

2.

Special Meetings. Subject to the rights of the holders of any series of Preferred Stock then outstanding and to the requirements of the DGCL, special meetings of the stockholders of the Corporation may be called only by or at the direction of (1) the Board of Directors pursuant to the affirmative vote of a majority of the Directors, (2) the Chairman, (3) the Executive Chairman or (4) the Chief Executive Officer; provided, however, that before the Trigger Date, special meetings of stockholders of the Corporation may also be called by the Secretary of the Corporation at the request of the holders of a majority of the total combined voting power of the outstanding Common Stock entitled to vote generally in the election of Directors, voting together as a single class. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. From and after the Trigger Date, the ability of the stockholders of the Corporation to call a special meeting is specifically denied. Notwithstanding the foregoing, whenever holders of one or more series of Preferred Stock shall have the right, voting separately as a series, to elect directors, such holders may call, pursuant to the terms of such series of Preferred Stock adopted by resolution or resolutions of the Board of Directors pursuant to Article 4 hereof, special meetings of holders of such Preferred Stock.

3.

No Action by Consent In Writing. Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, as may be set forth in this Certificate (including any certificate of designations relating thereto) for such class or series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing or in an electronic transmission by such stockholders; provided, however, that before the Trigger Date, any action required or permitted to be taken by the stockholders of the Corporation may be effected by the consent in writing or in an electronic transmission of the holders of a majority of the total combined voting power of the outstanding Common Stock entitled to vote generally in the election of Directors, acting together as a single class, in lieu of a duly called annual or special meeting of stockholders.

ARTICLE 7

CORPORATE OPPORTUNITIES

1.

Corporate Opportunities. In recognition and anticipation that certain members of the Board, Clear Street Global Corp. and their respective Affiliates and Affiliated Entities (other than employees of the Corporation and any of its subsidiaries who are not members of the Board) (such Persons being referred to collectively, as “Identified Persons” and, individually, as an “Identified Person”), may now engage or may continue to engage or may engage in the future in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other businesses that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article 7 are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of such Persons and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

(b) To the fullest extent permitted by law, no Identified Person shall have any duty to refrain from directly or indirectly (i) engaging in and possessing interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business in which the Corporation or any of its subsidiaries now engages or proposes to engage or (ii) competing with the Corporation or any of its subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted from time to time by the laws of the State of Delaware, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Article 7, Section 1(c). Subject to Article 7, Section 1(c), in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity or matter which may be a corporate or other business opportunity for itself, herself or himself and the Corporation or any of its, his or her Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty (fiduciary, contractual or otherwise) to communicate, present or offer such transaction or other business opportunity or matter to the Corporation or any of its subsidiaries or any stockholder, as the case may be, and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any subsidiary of the Corporation for breach of any duty (fiduciary, contractual or otherwise) as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person or does not present such opportunity to the Corporation or any of its subsidiaries or stockholders.

(c) The Corporation does not renounce its interest in any corporate opportunity offered to any member of the Board if such opportunity is expressly offered to such person solely and expressly in his or her capacity as a director of the Corporation, and such opportunity is one the Corporation is legally permitted to undertake and would otherwise be reasonable for the Corporation to pursue, in which case the provisions of Article 7, Section 1(b) shall not apply to any such corporate opportunity.

(d) In addition to and notwithstanding the foregoing provisions of this Article 7, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is not financially able, legally able, or contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation, (iii) is one in which the Corporation has no interest or reasonable expectancy, or (iv) is one presented to any account for the benefit of a member of the Board or such member’s Affiliate over which such member of the Board has no direct or indirect influence or control, including, but not limited to, a blind trust.

(e) To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article 7.

ARTICLE 8

INDEMNIFICATION

1.

Limited Liability. To the fullest extent permitted by the DGCL, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. Any amendment, repeal or elimination of this Article 8, or the adoption of any provision of the Certificate of Incorporation inconsistent with this Article 8, shall not affect its application with respect to an act or omission by a director or officer occurring before such amendment, adoption, repeal or elimination. Solely for purposes of this paragraph, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL.

2.	Right to Indemnification.

(a) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL. The right to indemnification conferred in this Article 8 shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by the DGCL. The right to indemnification conferred in this Article 8 shall be a contract right.

(b) The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the DGCL.

3.

Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL.

4.	Nonexclusivity of Rights. The rights and authority conferred in this Article 8 shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.

5.

Preservation of Rights. Neither the amendment nor repeal of this Article 8, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws, nor, to the fullest extent permitted by the DGCL, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

ARTICLE 9

AMENDMENTS

1.

Adoption, Amendment and Repeal of Certificate of Incorporation. Subject to Article 4 hereof, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the DGCL, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other Persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended, are granted and held subject to this reservation. Notwithstanding anything to the contrary contained in this Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Articles 4 (Section B only), 5, 6, 8, 7, 9 or 10 (or any applicable definitions from Article 12) may be altered, amended or repealed in any respect, nor may any provision or Bylaw inconsistent therewith be adopted, unless in addition to any other vote required by this Certificate of Incorporation or otherwise required by law, (i) before the Trigger Date, such alteration, amendment, repeal or adoption is approved by, in addition to any other vote otherwise required by law, the affirmative vote of the holders of a majority of the total combined voting power of the outstanding Common Stock entitled to vote thereon, voting together as a single class and (ii) from and after the Trigger Date, such alteration, amendment, repeal or adoption is approved by, in addition to any other vote otherwise required by law, the affirmative vote of the holders of sixty six and two-thirds percent (66 2/3%) of the total combined voting power of the outstanding Common Stock entitled to vote thereon, voting together as a single class, at a meeting of the stockholders called for that purpose.

2.

Severability. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its Directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE 10

DGCL SECTION 203

Until the earlier of the time (i) at which the Qualified Stockholders, collectively, no longer beneficially own, in the aggregate, at least fifteen percent (15% of the total combined voting power of the outstanding Common Stock entitled to vote generally in the election of Directors, and (ii) the Board of Directors has determined that the Corporation will be subject to the restrictions set forth in Section 203 of the DGCL and has given written notice to CSGC that the Corporation irrevocably agrees that the Qualified Stockholders shall not be subject to the restrictions on business combinations set forth in Section 203 of the DGCL, the Corporation hereby expressly elects not to be governed by Section 203 of the DGCL, and the restrictions contained in Section 203 shall not apply to the Corporation. From and after such time, the Corporation shall be governed by Section 203 so long as Section 203 by its terms would apply to the Corporation; provided that, if the Board of Directors made a determination and provided the notice contemplated by clause (ii) of this Article 10, then the Qualified Stockholders shall not be subject to the restrictions on “interested stockholders” from and after such time.

ARTICLE 11

FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation or any stockholder to the Corporation or the Corporation’s stockholders, (iii) any action or proceeding asserting a claim against the Corporation or any current or former director, officer or other employee of the Corporation or any stockholder arising pursuant to any provision of Delaware law or this Certificate of Incorporation or the Bylaws (in each case, as they may be amended from time to time) or (iv) any action or proceeding asserting a claim against the Corporation or any current or former director, officer or other employee of the Corporation or any stockholder governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware has no jurisdiction, the federal district court for the District of Delaware). Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for any action or proceeding asserting a cause of action arising under the Securities Act, or any rule or regulation promulgated thereunder, shall be the federal district courts of the United States. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article 11. Notwithstanding the foregoing, the provisions of this Article 11 shall not apply to suits brought to enforce any liability or duty created by the Exchange Act.

ARTICLE 12

DEFINITIONS

As used in this Certificate of Incorporation, unless the context otherwise requires or as set forth in another article of this Certificate of Incorporation, the following capitalized terms shall have the following meanings as used herein:

1.	“Affiliate” shall mean:

(a) in respect of any Person, any other Person that, directly or indirectly, is controlled by that first Person or representatives of such first Person, controls representatives of such first Person, or is under common control with a representative of such first Person, and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation),

(b) in respect of a member of the Board, any Person that, directly or indirectly, is controlled by such member of the Board (other than the Corporation and any entity that is controlled by the Corporation) and

(c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation.

2.	“Affiliated Entity” shall mean:

(a) any Person of which a member of the Board serves as an officer, director, employee, agent or other representative (other than the Corporation and any entity that is controlled by the Corporation),

(b) any direct or indirect partner, stockholder, member, manager or other representative of such Person or

(c) any Affiliate of any of the foregoing

3.

“Available Proceeds” shall mean the consideration received by the Corporation for a Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, the Series A Liquidation Amount, any other expenses reasonably related to such Deemed Liquidation Event and any other expenses incident to the dissolution of the Corporation as provided herein, in each case as determined in good faith by the Board of Director), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders.

4.	“beneficial ownership” or “beneficially own” shall have the meaning as defined under Rule 13d-3 and Rule 13d-6 of the Exchange Act.

5.	“Board of Directors” shall mean the board of directors of the Corporation.

6.	“Bylaws” shall mean the Amended and Restated Bylaws of the Corporation, as amended from time to time.

7.	“Chairman” shall mean the chairperson or, if applicable, any co-chairperson of the Board of Directors.

8.	“Change of Control Transaction” shall mean any of the following events, in one or a series of related transactions:

(a) any sale of 50% or more of the Common Stock (excluding any Common Stock that does not entitle its holder to share in dividends or proceeds of a liquidation);

(b) any merger, consolidation, share exchange, business combination, liquidation, dissolution or other similar transaction involving (A) the Corporation or (B) any of its subsidiaries whose assets, individually or in the aggregate, constitute 50% or more of the consolidated assets of the Corporation or to which 50% or more of the total revenue or operating income of the Corporation are attributable;

(c) any sale, exchange, transfer or other disposition of assets or businesses that constitute or represent 50% or more of the total revenue, operating income or assets of the Corporation and its subsidiaries, taken as a whole; and

(d) any sale, exchange, transfer or other disposition of 50% or more of the common units of Clear Street Holdings LLC, a Delaware limited liability company.

9.	“close of business” shall mean 5:00 p.m., New York City time.

10.

“control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.

11.

“CSGC” shall mean Clear Street Global Corp., a U.S. Virgin Islands corporation, or any successor entity thereto, provided that the stockholders of CSGC immediately prior to such transaction beneficially own, directly or indirectly, at least 50% of the total voting power of such successor entity immediately following the consummation of such transaction, substantially in proportion to their holdings of the equity of CSGC prior to such transaction.

12.	“Deemed Liquidation Event” shall mean:

(a) a merger or consolidation in which:

(i) the Corporation is a constituent party; or

(ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation (excluding the Series A Perpetual Preferred Stock) continue to represent, or are converted into or exchanged, or are convertible into or exchangeable, for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (excluding the Series A Perpetual Preferred Stock); or

(b) (A) the sale, lease, transfer, exclusive license, or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole or (B) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one (1) or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

13.	“Directors” shall mean the directors of the Corporation.

14.	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

15.	“Executive Chairman” shall mean the executive chairperson or, if applicable, any executive co-chairperson of the Board of Directors.

16.

“Final Conversion Date” shall mean 5:00 p.m. New York City time, on the earliest to occur of (a) the date fixed by the Board that is no less than 61 days and no more than 180 days following the date that the outstanding shares of Class B Common Stock represent less than thirty percent (30%) of the shares of Class B Common Stock outstanding at the Effective Time (provided, for the avoidance of doubt, that if no such date is fixed by the Board, then the Final Conversion Date for purposes of this clause shall be the 180th day following such trigger date) or (b) at such date and time, or the occurrence of an event, specified by the affirmative vote of the holders of a majority of the then outstanding shares of Class B Common Stock, voting as a separate class.

17.

“Immediate Family Member” shall mean, with respect to any individual, collectively, his or her parents, grandparents, brothers, sisters, spouse, civil union partner, lineal descendants and lineal descendants of siblings (and the estates, guardians, custodians or other legal representatives of any of the foregoing). Lineal descendants shall include adopted persons, but only so long as they are adopted during minority.

18.	“IPO” shall mean the Corporation’s initial public offering of Class A common stock in an underwritten offering pursuant to an effective registration statement under the Securities Act.

19.	“Liquidation Event” shall mean any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary.

20.	“Permitted Transfer” shall mean, and be restricted to, any Transfer of a share of Class B Common Stock:

(a) by a Qualified Stockholder to a Permitted Transferee; or

(b) by a Permitted Transferee to (i) such Qualified Stockholder or (ii) any other Permitted Transferee of such Qualified Stockholder.

21.	“Permitted Transferee” shall mean, with respect to a Qualified Stockholder, any of the following persons or entities:

(a) any other Qualified Stockholder, or any Permitted Transferee of such Qualified Stockholder;

(b) a bona fide trust or other estate planning vehicle (including but not limited to revocable trusts, legacy trusts, remainder trusts and grantor retained annuity trusts); provided that (i) such Qualified Stockholder or another Qualified Stockholder (in each case, directly or indirectly through one or more Permitted Transferees) has Voting Control with respect to all shares of Class B Common Stock held of record by such trust or other estate planning vehicle and (ii) such Qualified Stockholder, one or more other Qualified Stockholders or a professional in the business of providing trust services is the trustee or protector of such trust and such trust or other estate planning vehicle is for the benefit of the Qualified Stockholder, one or more Immediate Family Members of the Qualified Stockholder or any other Permitted Transferee of such Qualified Stockholder;

(c) an Individual Retirement Account (as defined in Section 408(a) of the Internal Revenue Code) or a pension, profit sharing, stock bonus or other type of plan or trust of which the Qualified Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code; provided, in each case, that such Qualified Stockholder (directly, or indirectly through one or more Permitted Transferees) has Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust;

(d) a corporation, general partnership, limitation partnership, limited liability company or other entity (i) directly or indirectly owned by or managed by such Qualified Stockholder or a Permitted Transferee of such Qualified Stockholder and (ii) for which such Qualified Stockholder (directly, or indirectly through one or more Permitted Transferees) has Voting Control with respect to the shares of Class B Common Stock held by such corporation, general partnership, limitation partnership, limited liability company or other entity;

(e) a charitable organization, foundation or similar entity organized and operated primarily for religious, scientific, literary, educational or a charitable purpose so long as such Qualified Stockholder (directly, or indirectly through one or more Permitted Transferees) retains Voting Control with respect to the shares of Class B Common Stock held by such charitable organization; and

(f) any other person or entity with the prior written approval of the Board, so long as such Qualified Stockholder (directly, or indirectly through one or more Permitted Transferees) retains Voting Control with respect to such shares of Class B Common Stock following such Transfer to any person or entity.

22.

“Person” shall mean a natural person, partnership (whether general or limited), limited liability company, trust (including a common law trust, business trust, statutory trust, voting trust or any other form of trust), estate, association (including any group, organization, co-tenancy, plan, board, council or committee), corporation, government (including a country, state, county or any other governmental subdivision, agency or instrumentality), custodian, nominee or any other individual or entity (or series thereof) in its own or any representative capacity, in each case, whether domestic or foreign.

23.	“Qualified Stockholder” shall mean (i) CSGC and (ii) the existing stockholders of CSGC as of the Effective Time.

24.	“Securities Act” shall mean the Securities Act of 1933, as amended.

25.

“Transfer” of a share of Class B Common Stock shall mean any direct or indirect sale, assignment, transfer, conveyance, pledge, mortgage, hypothecation, encumbrance or other transfer, disposition or encumbering of a share of Class B Common Stock, or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, (i) a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or (ii) the transfer of, or entering into a binding agreement with respect to, Voting Control over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer”:

(a) the granting of a revocable proxy to (A) officers or Directors or agents of the Corporation at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders or by consent in writing or in an electronic transmission or (B) any other person with specific direction to vote such shares of Class B Common Stock as directed by the holder of such shares, without discretion, in connection with actions to be taken at an annual or special meeting of stockholders;

(b) entering into a voting trust, agreement or arrangement (with or without granting a proxy and, if a proxy is granted, whether revocable or irrevocable) solely with holders of Class B Common Stock (in that capacity) that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (B) either has a term not exceeding one (1) year or is terminable by the holder of the shares subject thereto at any time and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;

(c) the pledge of shares of Class B Common Stock that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction (it being understood that a foreclosure pursuant to such pledge shall constitute a Transfer);

(d) entering into or reaching an agreement, arrangement or understanding regarding, a support or similar voting or tender agreement (with or without granting a proxy and, if a proxy is granted, whether revocable or irrevocable) or any “rollover,” in each case, in connection with any transaction or series of related transactions, or any liquidation, dissolution and winding up of the Corporation that has been approved by the Board of Directors;

(e) the spouse of any holder of Class B Common Stock possessing or obtaining an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction; or

(f) any change in the trustees or the person(s) and/or entity(ies) having or exercising Voting Control over shares of Class B Common Stock (i) of a trust, charitable organization, foundation or similar entity that qualifies as a Permitted Transferee, or (ii) of a Permitted Transferee provided that following such change such Permitted Transferee continues to be a Permitted Transferee.

A “Transfer” shall also be deemed to have occurred with respect to a share of Class B Common Stock when (i) a Permitted Transferee ceases to meet the qualifications to be a Permitted Transferee with respect to such beneficially owned share or (ii) the existing stockholders of CSGC (as determined as of the Effective Time) no longer retain 50% or more of voting power of CSGC (which, for the avoidance of doubt, would be deemed a Transfer other than a Permitted Transfer).

26.

“Trigger Date” shall mean the first time at which the Qualified Stockholders, collectively, no longer beneficially own, in the aggregate, more than fifty percent (50%) of the total combined voting power of the outstanding Common Stock entitled to vote generally in the election of Directors.

27.

“Voting Control” shall mean, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

IN WITNESS WHEREOF, the undersigned has executed this Eighth Amended and Restated Certificate of Incorporation this _____ day of February, 2026.

Edward T. Tilly President